EXHIBIT 99.1

CISCO SYSTEMS NOMINATES ZANETT'S DELTA COMMUNICATIONS INTO ATP PROGRAM


NEW YORK, NY -- (BUSINESS WIRE) - March 9, 2005 - Delta Communications, ("DCG"), a member of the Zanett, Inc. ("Zanett") (NASDAQ: ZANE - News) IT Commonwealth(tm), announced today it has been nominated into the Security Fast Start ATP program by Cisco Systems. The Security Fast Start ATP program recognizes Cisco channel partners for their knowledge and expertise in selling, designing, installing, and supporting a comprehensive network security solution.

"ATP partners are instrumental in helping Cisco penetrate new growth markets," said Edison Peres, vice president, Advanced and Core Technologies, Worldwide Channels at Cisco Systems. "ATP partners, like Delta
Communications, are hand selected by Cisco to help develop the solutions, services and support that enable the successful deployment and management of Cisco advanced technologies."

Howard Norton, CEO of Delta Communications added, "Cisco is the worldwide leader in networking, and we at Delta Communications are delighted to extend our relationship with them via the Security Fast Start ATP program. We are encouraged that the expanded relationship will produce additional sales opportunities."

The Security Fast Start ATP program provides a path for these partners to engage with Cisco, and quickly gain expertise in Cisco security products and solutions. This program has established milestones that the partner must achieve. At the conclusion of 12 months, the partner will have achieved the Cisco VPN/Security Specialization and will no longer be a part of the Security Fast Start ATP.

About Zanett, Inc. (www.zanett.com)

Zanett, Inc. is an information technology (IT) holding company that provides specialized IT solutions through its operating subsidiaries. The Company has two business segments: Commercial Solutions and Government Solutions. The Commercial Solutions segment consists of its wholly owned subsidiaries: Back Bay Technologies, Inc., a technology consulting firm; INRANGE Consulting Corp., Inc. and Whitbread Technology Partners, which both provide technology consulting services related to enterprise resource planning, supply chain management and customer relationship management (CRM) solutions, and Delta Communications Group, Inc., a voice and data communications network integrator. The Government Solutions segment consists of a wholly owned subsidiary, Paragon Dynamics, Inc., which provides advanced software and satellite engineering services.

Contacts: Zanett, Inc.
Claudio Guazzoni or David McCarthy, 212-980-4600 corporaterelations@zanett.com

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.'s filings with the Securities and Exchange Commission.